As filed with the Securities and Exchange Commission on August 3, 2005

Registration Number 333-112579

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to
FORM SB-2
on
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

eMagin Corporation
(Exact name of registrant as specified  in it's charter)

Delaware	13-3894575
(State or other jurisdiction	(I.R.S. Employer)
of incorporation or organization)	Identification No.)

2070 Route 52
Hopewell Junction, New York 12533
(845) 838-7900
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Gary W. Jones
Chief Executive Officer
eMagin Corporation
2070 Route 52
Hopewell Junction, New York 12533
(845) 838-7900
(Name, address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Copies to:
Richard A. Friedman, Esq.
Eric A. Pinero, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, New York 10018
(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed	Proposed	Amount of
securities to be registered	registered (1)	maximum	maximum	registration fee
		offering	aggregate
		price per	offering price
		share (2)
Common stock, $.001 par value	3,342,421	$0.97	$3,242,148.37	$381.60
Common stock, $.001 par	4,128,002	$0.97	$4,004,161.94	$471.29
value, issuable upon exercise
of warrants
Total	7,470,423		$7,246,310.31	$852.89*
* Previously paid.

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon the exercise of warrants held by the selling stockholders.

In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the sale prices as reported on the American Stock Exchange on August 2, 2005, which was $0.97 per share.

EXPLANATORY NOTE

THIS FILING DOES NOT INVOLVE THE REGISTRATION OF ANY NEW SHARES OF COMMON STOCK. RATHER, THIS FILING UPDATES THE REGISTRATION OF THE COMMON STOCK ORIGINALLY REGISTERED ON FORM SB-2 FILED ON FEBRUARY 6, 2004. WE FILED A POST-EFFECTIVE AMENDMENT TO THE AFOREMENTIONED FORM SB-2 ON JANUARY 7, 2005 AND ARE CONVERTING SUCH POST-EFFECTIVE AMENDMENT TO POST-EFFECTIVE AMENDMENT NO. 2 TO FORM SB-2 ON FORM S-3 PURSUANT TO THIS REGISTRATION STATEMENT.

IN ACCORDANCE WITH THE REGISTRATION RIGHTS AGREEMENT ENTERED INTO WITH THE INVESTORS WHO INVESTED IN OUR COMMON STOCK ON JANUARY 9, 2004, WE WILL CONTINUE TO MAINTAIN REGISTRATION OF THESE SHARES UNTIL FEBRUARY 2006.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

Registration No. 333-112579

eMagin Corporation

7,470,423 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders, who invested in our common stock on January 9, 2004, of up to 7,470,423 shares of our common stock, including up to 4,128,002 shares issuable upon the exercise of common stock purchase warrants. All these securities were previously issued on January 9, 2004 and registered in February 2004. As of July 26, 2005, 2,914,650 of these warrants have been exercised, leaving a balance of 1,213,352 A warrants that are exercisable until January 2009. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions

THIS FILING DOES NOT INVOLVE THE REGISTRATION OF ANY NEW SHARES OF COMMON STOCK. RATHER, THIS FILING UPDATES THE REGISTRATION OF THE COMMON STOCK ORIGINALLY REGISTERED ON FORM SB-2 FILED ON FEBRUARY 6, 2004. WE FILED A POST-EFFECTIVE AMENDMENT TO THE AFOREMENTIONED FORM SB-2 ON JANUARY 7, 2005 AND ARE CONVERTING SUCH POST-EFFECTIVE AMENDMENT TO POST-EFFECTIVE AMENDMENT NO. 2 TO FORM SB-2 ON FORM S-3 PURSUANT TO THIS REGISTRATION STATEMENT.

IN ACCORDANCE WITH THE REGISTRATION RIGHTS AGREEMENT ENTERED INTO WITH THE INVESTORS WHO INVESTED IN OUR COMMON STOCK ON JANUARY 9, 2004, WE WILL CONTINUE TO MAINTAIN REGISTRATION OF THESE SHARES UNTIL FEBRUARY 2006.

The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the American Stock Exchange under the symbol "EMA". The last reported sales price per share of our common stock as reported by the American Stock Exchange on August 2, 2005, was $0.97.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS
SEE "RISK FACTORS" BEGINNING ON PAGE 6

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August ___, 2005

TABLE OF CONTENTS

Page

Page

Where You Can Find More Information...	5
Incorporation of Documents By Reference...	5
Summary...	5
Risk Factors...	6
Forward-Looking Statements...	10
Use of Proceeds...	11
Selling Stockholders...	11
Plan of Distribution...	13
Description of Securities Being Registered...	15
Legal Matters...	15
Experts...	15

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of eMagin Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to 'incorporate by reference' the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of our common stock registered under this prospectus.

• our annual report on Form 10-KSB/A for the fiscal year ended December 31, 2004;

• our quarterly reports on Form 10-Q/A for the fiscal quarter ended March 31, 2005;

• Our current reports on Form 8-K filed on May 9, 2005 and August 2, 2005 and the description of our common stock contained in Item 1 of our Registration Statement on Form 8-K, dated March 16, 2000.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at eMagin Corporation, 2070 Route 52, Hopewell Junction, New York 12533, Telephone: (845) 838-7900.

SUMMARY
eMagin Corporation

We design, develop, and market OLED (organic light emitting diode)-on-silicon microdisplays and related information technology solutions. We integrate high-resolution OLED displays (smaller than one-inch diagonal), magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor or a large-screen television. We have developed unique technology for producing high performance OLED microdisplays and related optical systems. We are the only company to announce, publicly show, and sell full-color active matrix OLED-on-silicon microdisplays. We are now supplying our first two commercial microdisplay products (SVGA+ and SVGA 3D OLED microdisplays) in initial commercial quantities to original equipment manufacturers (OEMs). In addition, we sell integrated display and optics modules to military, homeland defense, industrial, and medical customers. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, night vision viewers, firefighting helmets, simulation tools, and wearable computers manufactured by OEM customers.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR FINANCIAL RESULTS

WE HAVE A HISTORY OF LOSSES SINCE OUR INCEPTION AND MAY INCUR LOSSES FOR THE FORESEEABLE FUTURE.

Accumulated losses excluding non-cash transactions as of March 31, 2005 were $51 million and acquisition related non-cash transactions were $102 million, which resulted in an accumulated deficit of $153 million, the majority of which was related to the March 2000 merger and the subsequent write-down of our goodwill. The non-cash losses were dominated by the amortization and write-down of goodwill and purchased intangibles and write-down of acquired in process research and development related to the March 2000 acquisition, and also included some non-cash stock-based compensation. We have not yet achieved profitability and we can give no assurances that we will achieve profitability within the foreseeable future as we fund operating and capital expenditures in areas such as establishment and expansion of markets, sales and marketing, operating equipment and research and development. We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS PLAN AND MAY NOT ACHIEVE PROFITABILITY WITHOUT RAISING ADDITIONAL CASH

In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding to cover our expenses, in order to preserve cash, we would be required to reduce expenditures and effect reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our current level of operations. To the extent that operating expenses increase or we need additional funds to make acquisitions, develop new technologies or acquire strategic assets, the need for additional funding may be accelerated and there can be no assurances that any such additional funding can be obtained on terms acceptable to us, if at all. If we were not able to generate sufficient capital, either from operations or through additional debt or equity financing, to fund our current operations, we would be forced to significantly reduce or delay our plans for continued research and development and expansion. This could significantly reduce the value of our securities.

RISKS RELATED TO MANUFACTURING

THE MANUFACTURE OF OLED-ON-SILICON IS NEW AND OLED MICRODISPLAYS HAVE NOT BEEN PRODUCED IN SIGNIFICANT QUANTITIES.

If we are unable to produce our products in sufficient quantity, we will be unable to attract customers. In addition, we cannot assure you that once we commence volume production we will attain yields at high throughput that will result in profitable gross margins or that we will not experience manufacturing problems which could result in delays in delivery of orders or product introductions.

WE ARE DEPENDENT ON A SINGLE MANUFACTURING LINE.

We initially expect to manufacture our products on a single manufacturing line. If we experience any significant disruption in the operation of our manufacturing facility or a serious failure of a critical piece of equipment, we may be unable to supply microdisplays to our customers. For this reason, some OEMs may also be reluctant to commit a broad line of products to our microdisplays without a second production facility in place. Interruptions in our manufacturing could be caused by manufacturing equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery of manufacturing equipment can be extensive. No assurance can be given that we will not lose potential sales or be unable to meet production orders due to production interruptions in our manufacturing line. In order to meet the requirements of certain OEMs for multiple manufacturing sites, we will have to expend capital to secure additional sites and may not be able to manage multiple sites successfully.

WE EXPECT TO DEPEND ON SEMICONDUCTOR CONTRACT MANUFACTURERS TO SUPPLY OUR SILICON INTEGRATED CIRCUITS AND OTHER SUPPLIERS OF KEY COMPONENTS, MATERIALS AND SERVICES.

We do not manufacture the silicon integrated circuits on which we incorporate our OLED technology. Instead, we expect to provide the design layouts to semiconductor contract manufacturers who will manufacture the integrated circuits on silicon wafers. We also expect to depend on suppliers of a variety of other components and services, including circuit boards, graphic integrated circuits, passive components, materials and chemicals, and equipment support. Our inability to obtain sufficient quantities of high quality silicon integrated circuits or other necessary components, materials or services on a timely basis could result in manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

WE RELY ON OUR LICENSE AGREEMENT WITH EASTMAN KODAK FOR THE DEVELOPMENT OF OUR PRODUCTS, AND THE TERMINATION OF THIS LICENSE, EASTMAN KODAK'S LICENSING OF ITS OLED TECHNOLOGY TO OTHERS FOR MICRODISPLAY APPLICATIONS, OR THE SUBLICENSING BY EASTMAN KODAK OF OUR OLED TECHNOLOGY TO THIRD PARTIES, COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

Our principal products under development utilize OLED technology that we license from Eastman Kodak. We rely upon Eastman Kodak to protect and enforce key patents held by Eastman Kodak, relating to OLED display technology. Eastman Kodak's patents expire at various times in the future. Our license with Eastman Kodak could terminate if we fail to perform any material term or covenant under the license agreement. Since our license from Eastman Kodak is non-exclusive, Eastman Kodak could also elect to become a competitor itself or to license OLED technology for microdisplay applications to others who have the potential to compete with us. The occurrence of any of these events could have a material adverse impact on our business.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

We rely on a combination of patents, trade secret protection, licensing agreements and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our current patent applications, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us may not afford us any competitive advantage, others may independently develop similar technology or design around our patents, our technology may be available to licensees of Eastman Kodak, and protection of our intellectual property rights may be limited in certain foreign countries. We may be required to expend significant resources to monitor and police our intellectual property rights. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Protection of intellectual property has historically been a large yearly expense for eMagin. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

RISKS RELATED TO THE MICRODISPLAY INDUSTRY

THE COMMERCIAL SUCCESS OF THE MICRODISPLAY INDUSTRY DEPENDS ON THE WIDESPREAD MARKET ACCEPTANCE OF MICRODISPLAY SYSTEMS PRODUCTS.

The market for microdisplays is emerging. Our success will depend on consumer acceptance of microdisplays as well as the success of the commercialization of the microdisplay market. As an OEM supplier, our customer's products must also be well accepted. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our technology in this market. The viewfinder microdisplay market sector is well established with entrenched competitors with whom we must compete.

THE MICRODISPLAY SYSTEMS BUSINESS IS INTENSELY COMPETITIVE.

We do business in intensely competitive markets that are characterized by rapid technological change, changes in market requirements and competition from both other suppliers and our potential OEM customers. Such markets are typically characterized by price erosion. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following:

o our success in designing, manufacturing and delivering expected new products, including those implementing new technologies on a timely basis;
o our ability to address the needs of our customers and the quality of our customer services;
o the quality, performance, reliability, features, ease of use and pricing of our products;

o successful expansion of our manufacturing capabilities;
o our efficiency of production, and ability to manufacture and ship products on time;
o the rate at which original equipment manufacturing customers incorporate our product solutions into their own products;
o the market acceptance of our customers' products; and
o product or technology introductions by our competitors.

Our competitive position could be damaged if one or more potential OEM customers decide to manufacture their own microdisplays, using OLED or alternate technologies. In addition, our customers may be reluctant to rely on a relatively small company such as eMagin for a critical component. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

THE DISPLAY INDUSTRY IS CYCLICAL.

The display industry is characterized by fabrication facilities that require large capital expenditures and long lead times for supplies and the subsequent processing time, leading to frequent mismatches between supply and demand. The OLED microdisplay sector may experience overcapacity if and when all of the facilities presently in the planning stage come on line leading to a difficult market in which to sell our products.

COMPETING PRODUCTS MAY GET TO MARKET SOONER THAN OURS.

Our competitors are investing substantial resources in the development and manufacture of microdisplay systems using alternative technologies such as reflective liquid crystal displays (LCDs), LCD-on-Silicon ("LCOS") microdisplays, active matrix electroluminescence and scanning image systems, and transmissive active matrix LCDs.

OUR COMPETITORS HAVE MANY ADVANTAGES OVER US.

As the microdisplay market develops, we expect to experience intense competition from numerous domestic and foreign companies including well-established corporations possessing worldwide manufacturing and production facilities, greater name recognition, larger retail bases and significantly greater financial, technical, and marketing resources than us, as well as from emerging companies attempting to obtain a share of the various markets in which our microdisplay products have the potential to compete.

OUR PRODUCTS ARE SUBJECT TO LENGTHY OEM DEVELOPMENT PERIODS.

We plan to sell most of our microdisplays to OEMs who will incorporate them into products they sell. OEMs determine during their product development phase whether they will incorporate our products. The time elapsed between initial sampling of our products by OEMs, the custom design of our products to meet specific OEM product requirements, and the ultimate incorporation of our products into OEM consumer products is significant. If our products fail to meet our OEM customers' cost, performance or technical requirements or if unexpected technical challenges arise in the integration of our products into OEM consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products could adversely affect our business.

OUR PRODUCTS WILL LIKELY EXPERIENCE RAPIDLY DECLINING UNIT PRICES.

In the markets in which we expect to compete, prices of established products tend to decline significantly over time. In order to maintain our profit margins over the long term, we believe that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, there can be no assurance that these cost reduction plans will be successful nor is there any assurance that our costs can be reduced as quickly as any reduction in unit prices. We may also attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations would be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

OUR SUCCESS DEPENDS ON ATTRACTING AND RETAINING HIGHLY SKILLED AND QUALIFIED TECHNICAL AND CONSULTING PERSONNEL.

We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a material adverse affect on our business and our operating results. In addition, difficulties in hiring and retaining technical personnel could delay the implementation of our business plan.

OUR SUCCESS DEPENDS IN A LARGE PART ON THE CONTINUING SERVICE OF KEY PERSONNEL.

Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel, including Gary W. Jones, our chief executive officer. We will also need to recruit additional management in order to expand according to our business plan. The failure to attract and retain additional management or personnel could have a material adverse effect on our operating results and financial performance.

OUR BUSINESS DEPENDS ON NEW PRODUCTS AND TECHNOLOGIES.

The market for our products is characterized by rapid changes in product, design and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers in order to establish a competitive position and become profitable. Furthermore, we must adopt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

WE GENERALLY DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CUSTOMERS.

Our business is operated on the basis of short-term purchase orders and we cannot guarantee that we will be able to obtain long-term contracts for some time. Our current purchase agreements can be cancelled or revised without penalty, depending on the circumstances. In the absence of a backlog of orders that can only be canceled with penalty, we plan production on the basis of internally generated forecasts of demand, which makes it difficult to accurately forecast revenues. If we fail to accurately forecast operating results, our business may suffer and the value of your investment in the Company may decline.

OUR BUSINESS STRATEGY MAY FAIL IF WE CANNOT CONTINUE TO FORM STRATEGIC RELATIONSHIPS WITH COMPANIES THAT MANUFACTURE AND USE PRODUCTS THAT COULD INCORPORATE OUR OLED-ON-SILICON TECHNOLOGY.

Our prospects will be significantly affected by our ability to develop strategic alliances with OEMs for incorporation of our OLED-on-silicon technology into their products. While we intend to continue to establish strategic relationships with manufacturers of electronic consumer products, personal computers, chipmakers, lens makers, equipment makers, material suppliers and/or systems assemblers, there is no assurance that we will be able to continue to establish and maintain strategic relationships on commercially acceptable terms, or that the alliances we do enter into will realize their objectives. Failure to do so would have a material adverse effect on our business.

OUR BUSINESS DEPENDS TO SOME EXTENT ON INTERNATIONAL TRANSACTIONS.

We purchase needed materials from companies located abroad and may be adversely affected by political and currency risk, as well as the additional costs of doing business with a foreign entity. Some customers in other countries have longer receivable periods or warranty periods. In addition, many of the OEMs that are the most likely long-term purchasers of our microdisplays are located abroad exposing us to additional political and currency risk. We may find it necessary to locate manufacturing facilities abroad to be closer to our customers which could expose us to various risks, including management of a multi-national organization, the complexities of complying with foreign laws and customs, political instability and the complexities of taxation in multiple jurisdictions.

OUR BUSINESS MAY EXPOSE US TO PRODUCT LIABILITY CLAIMS.

Our business may expose us to potential product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our products. While we plan to maintain product liability insurance coverage, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.

OUR BUSINESS IS SUBJECT TO ENVIRONMENTAL REGULATIONS AND POSSIBLE LIABILITY ARISING FROM GOVERNMENTAL CLAIMS RELATED TO THE DISPOSAL OF HAZARDOUS SUBSTANCES AND/OR POTENTIAL EMPLOYEE CLAIMS OF EXPOSURE TO HARMFUL SUBSTANCES USED IN THE DEVELOPMENT AND MANUFACTURE OF OUR PRODUCTS.

We are subject to various governmental regulations related to toxic, volatile, experimental and other hazardous chemicals used in our design and manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Compliance with these regulations could require us to acquire costly equipment or to incur other significant expenses. We develop, evaluate and utilize new chemical compounds in the manufacture of our products. While we attempt to ensure that our employees are protected from exposure to hazardous materials, we cannot assure you that potentially harmful exposure will not occur or that we will not be liable to employees as a result.

RISKS RELATED TO OUR STOCK

THE SUBSTANTIAL NUMBER OF SHARES THAT ARE OR WILL BE ELIGIBLE FOR SALE COULD CAUSE OUR COMMON STOCK PRICE TO DECLINE EVEN IF THE COMPANY IS SUCCESSFUL.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of July 26, 2005, we have outstanding (i) options to purchase 16,358,688 shares; and (ii) warrants to purchase 17,773,439 shares of common stock.

WE HAVE A STAGGERED BOARD OF DIRECTORS AND OTHER ANTI-TAKEOVER PROVISIONS, WHICH COULD INHIBIT POTENTIAL INVESTORS OR DELAY OR PREVENT A CHANGE OF CONTROL THAT MAY FAVOR YOU.

Our Board of Directors is divided into three classes and our Board members are elected for terms that are staggered. This could discourage the efforts by others to obtain control of the company. Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. Proceeds, if any, received on the exercise of currently outstanding warrants will be use for general working capital purposes.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                      Shares Beneficially Owned                                  Shares Beneficially Owned
                                        Prior to the Offering                                       After the Offering
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
                                                                             Total Shares
           Name                        Number              Percent            Registered            Number         Percent
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Langley Partners, L.P. (1)                  910,179          1.1%              910,179              - 0 -            0.0%
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Spectra Capital Management,                 778,599             *              778,599              - 0 -            0.0%
LLC (2)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Truk Opportunity Fund, LLC                  630,753             *              630,753              - 0 -            0.0%
(3)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Ellis International Ltd. (4)                546,107             *              546,107              - 0 -            0.0%
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Stonestreet, LP (5)                         546,107             *              546,107              - 0 -            0.0%
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
SRG Capital (6)                             366,984             *              366,984              - 0 -            0.0%
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Platinum Partners Value                     364,072             *              364,072              - 0 -            0.0%
Arbitrage Fund LP(7)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
RHP Master Fund, Ltd.(8)                    364,072             *              364,072              - 0 -            0.0%
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Gabriel Capital, L.P. (9)            364,071             *              364,071              - 0 -            0.0%
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
AS Capital Partners LLC(10)                 273,055             *              273,055              - 0 -            0.0%
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
OTAPE Investments LLC(11)                   273,055             *              273,055              - 0 -            0.0%
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
TCMP3 Partners (12)                         272,944             *              272,944              - 0 -            0.0%
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Basso Equity Opportunity                    229,365             *              229,365              - 0 -            0.0%
Holding Fund Ltd. (13)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Basso Multi-Strategy Holding                229,365             *              229,365              - 0 -            0.0%
Fund Ltd. (13)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Andrew Burton First Trust &                 155,720             *              155,720              - 0 -            0.0%
Co. Money Purchase Pension
Plan (14)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
West End Convertible Fund                   182,036             *              182,036              - 0 -            0.0%
L.P. (15)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Whalehaven Fund Ltd. (16)                   182,036             *              182,036              - 0 -            0.0%
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Bristol Investment Fund,                    182,036             *              182,036              - 0 -            0.0%
Ltd. (17)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Gamma Opportunity Capital                   155,720             *              155,720              - 0 -            0.0%
Partners LP (18)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Clearview International                     182,036             *              182,036              - 0 -            0.0%
Investment Ltd. (19)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Trust u/w Ella Grey, Mary                   163,831             *              163,831              - 0 -            0.0%
Cronson (20)
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Cohanzik Partners, L.P. (21)                 91,017             *               91,017              - 0 -            0.0%
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
Steve Amsterdam (22)                         18,205             *               18,205              - 0 -            0.0%
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
U.S. Display Consortium                       9,058             *                9,058              - 0 -            0.0%
------------------------------ --------------------- -------------------- ------------------- ----------------- -------------
                                          7,470,423          9.0%            7,470,423              - 0 -            0.0%
------------------------------ ===================== ==================== =================== ================= =============

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Represents shares of common stock where the original 513,354 warrants have been exercised.

(2) Represents (i) 540,504 shares of common stock; and (ii) 238,095 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share. This entity is an affiliated of a broker-dealer and acquired these shares in the ordinary course of business and not with a view to distribute.

(3) Represents (i) 465,753 shares of common stock; and (ii) 165,000 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(4) Represents (i) 403,250 shares of common stock and (ii) 142,857 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(5) Represents shares of common stock where the original 308,012 warrants have been exercised.

(6) Represents (i) 270,984 shares of common stock and (ii) 96,000 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(7) Represents shares of common stock where the original 205,342 warrants have been exercised.

(8) Represents (i) 268,834 shares of common stock and (ii) 95,238 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(9) Represents (i) 268,833 shares of common stock and (ii) 95,238 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(10) Represents (i) 201,626 shares of common stock and (ii) 71,429 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(11) Represents (i) 201,626 shares of common stock and (ii) 71,429 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(12) Represents (i) 201,544 shares of common stock and (ii) 71,400 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(13) Represents shares of common stock where the original 129,365 warrants have been exercised.

(14) Represents (i) 108,101 shares of common stock; and (ii) 47,619 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(15) Represents (i) 134,417 shares of common stock and (ii) 47,619 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(16) Represents shares of common stock where the original 102,671 warrants have been exercised.

(17) Represents shares of common stock where the original 102,671 warrants have been exercised.

(18) Represents 155,720 shares of common stock.

(19) Represents shares of common stock where the original 102,671 warrants have been exercised.

(20) Represents (i) 120,974 shares of common stock and (ii) 42,857 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(21) Represents (i) 67,208 shares of common stock and (ii) 23,809 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

(22) Represents (i) 13,443 shares of common stock and (ii) 4,762 shares of common stock underlying warrants that are currently exercisable until January 2009 at an exercise price of $1.05 per share.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o privately-negotiated transactions;

o short sales that are not violations of the laws and regulations of any state or the United States;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o through the writing of options on the shares

o a combination of any such methods of sale; and

o any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

DESCRIPTION OF SECURITIES BEING REGISTERED

COMMON STOCK

We are authorized to issue up to 200,000,000 shares of Common Stock, par value $.001. As of July 26, 2005, there were 82,956,300 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

We have engaged Continental Stock Transfer & Trust Company of New York, as independent transfer agent and registrar.

PREFERRED STOCK

We are authorized to issued up to 10,000,000 shares of preferred stock. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

WARRANTS

On January 9, 2004, we and several accredited institutional and private investors entered into a Securities Purchase Agreement whereby such investors purchased an aggregate of 3,333,363 shares of common stock for an aggregate purchase price of $4,200,039.

The shares of common stock were priced at a 20% discount to the average closing price of our common stock from December 30, 2003 to January 6, 2004, which ranged from $1.38 to $1.94 per share during the period for an average closing price of $1.58 per share, making the discounted price $1.26 per share. In addition, the investors received warrants to purchase an aggregate of 2,000,019 shares of common stock (subject to anti-dilution adjustments) exercisable at a price of $1.74 per share for a period of five (5) years, “A Warrants”. The warrants were priced at a 10% premium to the average closing price of our common stock for the pricing period.

In addition to the foregoing, we issued additional warrants to the investors to acquire an aggregate of 2,312,193 shares of common stock. 1,206,914 of such warrants were exercisable, within 6 months from the effective date of the registration statement covering these securities, at a price of $1.74 per share (a 10% premium to the average closing price of the stock for the pricing period), “B Warrants” and 1,105,279 of such warrants are exercisable within 12 months from the effective date of the registration statement covering these securities, at a price of $1.90 per share (a 20% premium to the average closing price of the stock for the pricing period), “C Warrants” . Of these warrants, 786,666 A Warrants, 1,206,914 B Warrants and 921,069 C Warrants have been exercised and 184,210 C Warrants have expired. As of July 26, 2005, 1,213,353 A Warrants are the only warrants from this transaction currently outstanding.

This prospectus covers the resale by the investors of the above-referenced common stock and common stock underlying the warrants.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby. A member of Sichenzia Ross Friedman Ference LLP, Richard Friedman, will receive up to 200,000 shares of common stock, from eMagin, over the next 8 months for general corporate and litigation matters.

EXPERTS

Eisner LLP, Independent Registered Public Accountants, have audited, as set forth in their report thereon incorporated by reference herein, our financial statements as of December 31, 2004 and for the years ended December 31, 2004 and 2003. The financial statements referred to above are incorporated by reference in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$852.89*
Accounting fees and expenses	25,000.00*
Legal fees and expenses	55,000.00*
Total	$80,852.89*

*Previously paid

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize the company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 16. EXHIBITS

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
23.1	Consent form Independent Registered Public Accounting Firm-Eisner LLP
23.2	Consent of Sichenzia Ross Friedman Ference LLP (incorporated in Exhibit 5.1)

ITEM 17. UNDERTAKINGS
The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Hopewell Junction, State of New York, on August 3, 2005.

EMAGIN CORPORATION

EMAGIN CORPORATION

By:	/s/ Gary Jones
Gary Jones
CHIEF EXECUTIVE OFFICER, PRESIDENT (PRINCIPAL EXECUTIVE OFFICER)

By:	/s/ John Atherly
John Atherly
CHIEF FINANCIAL OFFICER, (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

NAME	TITLE	DATE
---------	--------	--------

/s/ Gary Jones	Chief Executive Officer, President, and	August 3, 2005
------------------------	Chairman (Principal Executive Officer)
Gary Jones

/s/ John Atherly	Chief Financial Officer	August 3, 2005
------------------------	(Principal Financial and Accounting Officer)
John Atherly

/s/ Claude Charles	Director	August 3, 2005
------------------------
Claude Charles

/s/ Jacob E. Goldman	Director	August 3, 2005
------------------------
Dr. Jacob E. Goldman

Director
-----------------------
Jack Rivkin

Director
------------------------
Paul Cronson

/s/ Jill Wittels	Director	August 3, 2005
------------------------
Dr. Jill Wittels

/s/ Irwin Engelman	Director	August 3, 2005
------------------------
Irwin Engelman

/s/ Thomas Paulsen	Director	August 3, 2005
------------------------
Rear Adm. Thomas Paulsen